Rule 424(b)(2)
			Registration Nos. 333-50197
	NASD File No. 961029005
	Cusip #: 52517PPR6

PRICING SUPPLEMENT NO. 341
Trade Date: September 22, 1998 to Prospectus
Supplement dated May 4, 1998
and Prospectus dated May 4, 1998

	 LEHMAN BROTHERS HOLDINGS INC.
        	  Medium-Term Notes, Series E
                  		(Fixed Rate)

Due from Nine Months to 30 Years from Date of Issue

Pricing to Public:  99.265%

Agent's Commission: .250%

Original Issue Date: 09/25/98

Interest Rate Per Annum:  6.500%

Interest Payment Dates: March 25th and September 25th annually

Maturity Date:  09/25/00

These Notes, issued under Pricing Supplement No. 341, may be sold in minimum denominations of $1,000, or any amount in excess thereof which is an integral multiple of $1,000.

The aggregate principal amount of proceeds of this offering is $247,537,500 representing a face amount of $250,000,000 and relates only to Pricing Supplement No. 341. Medium-Term Notes, Series E are not limited as to a total amount authorized. To date, including this offering, an aggregate of $16,575,204,288 Medium-Term Notes, Series E has been issued and an aggregate $11,577,844,288 are outstanding.


The Agent has purchased the Notes as principal in this transaction and may resell any of such Notes to another broker/dealer (acting as principal for the purposes of resale) at a discount, which may vary from the discount received by the Agent in such transaction.






     Lehman Brothers Holdings



						By:________________________
							Name: Marc A. Silverman
							Title: Treasurer